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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                MC Shipping Inc.
                                ----------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                   55267Q 104
                                   ----------
                                 (CUSIP Number)

                                December 21, 2005
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                  |_|      Rule 13d-1(b)
                  |X|      Rule 13d-1(c)
                  |_|      Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 55267Q 104                     13G                   Page 2 of 5 Pages
          ----------




           ---------- --------------------------------------------------------------------------------------
               1      Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities
                      Only)
                                                         Weco-Rederi A/S
           ---------- --------------------------------------------------------------------------------------
               2      Check the Appropriate Box if a Member of a Group                  (a) |_|
                      (See Instructions)                                                (b) |_|
           ---------- --------------------------------------------------------------------------------------
               3      SEC Use Only
           ---------- --------------------------------------------------------------------------------------
               4      Citizenship or Place of Organization
                                                             Denmark
           ---------- --------------------------------------------------------------------------------------
                       Number of                  5      Sole Voting Power
                         Shares
                                                             555.555
                                               --------- ---------------------------------------------------
                      Beneficially                6      Shared Voting Power
                        Owned by
                                                                      -0-
                                               --------- ---------------------------------------------------
                          Each                    7      Sole Dispositive Power
                       Reporting
                                                             555.555
                                               --------- ---------------------------------------------------
                      Person With                 8      Shared Dispositive Power

                                                                      -0-
           ---------- --------------------------------------------------------------------------------------
               9      Aggregate Amount Beneficially Owned by Each Reporting Person
                                                             555.555
           ---------- --------------------------------------------------------------------------------------
              10      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
                             (See Instructions)
           ---------- --------------------------------------------------------------------------------------
              11      Percent of Class Represented by Amount in Row (9)
                                                              6.37%
           ---------- --------------------------------------------------------------------------------------
              12      Type of Reporting Person (See Instructions)
                                                               CO
           ---------- --------------------------------------------------------------------------------------

CUSIP No. 55267Q 104                     13G                   Page 3 of 5 Pages
          ----------





Item 1      (a)   Name of Issuer:
                  MC Shipping Inc.

            (b)   Address of Issuer's Principal Executive Offices:
                  Richmond House
                  12 Par-la-ville Road
                  Hamilton HM CX, Bermuda

Item 2      (a)   Name of Person Filing:
                  Weco-Rederi A/S

            (b)   Address of Principal  Business Office or, if None, Residence:
                  Rungsted Strandvej 113
                  DK-2960
                  Rungsted Kyst, Denmark

            (c)   Citizenship: Denmark

            (d)   Title of Class of Securities: Common Stock, $0.01 par value

            (e)   CUSIP Number: 55267Q 104

Item 3. If this statement is filed pursuant to 'SS''SS'240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

         (a)      ___ Broker or dealer registered under section 15 of the
                      Exchange Act;
         (b)      ___ Bank as defined in Section 3(a)(6) of the Exchange Act;
         (c)      ___ Insurance Company as defined in Section 3(a)(19) of the
                      Exchange Act;
         (d)      ___ Investment Company registered under Section 8 of the
                      Investment Company Act;
         (e)      ___ An investment adviser in accordance with Rule 13d-1(b)(1)
                      (ii)(E);
         (f)      ___ An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
         (g)      ___ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
         (h)      ___ A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;
         (i)      ___ A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
         (j)      ___ Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 55267Q 104                     13G                   Page 4 of 5 Pages
          ----------




Item 4.           Ownership.

         (a)      Amount Beneficially Owned: 555.555 shares
         (b)      Percent of Class: 6.37%
         (c)      Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote:       555.555
                  (ii)   shared power to vote or to direct the vote:         -0-
                  (iii)  sole power to dispose or to direct the
                         disposition of:                                 555.555
                  (iv)   shared power to dispose or to direct the
                         disposition of:                                     -0-

Item 5.           Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

                  N/A

Item 8.           Identification and Classification of Members of the Group.

                  N/A

Item 9.           Notice of Dissolution of Group.

                  N/A

CUSIP No. 55267Q 104                     13G                   Page 5 of 5 Pages
          ----------



Item 10.          Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  December 22, 2005.

                                       Weco-Rederi A/S



                                       By: /s/ Oliver Edwards
                                           ----------------------------------
                                            Oliver Edwards, Esq.
                                            Attorney-in-fact for Weco-Rederi A/S


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of this filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name of and any title of each person who signs the statement shall be typed or printed beneath his signature.

         Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).



                         STATEMENT OF DIFFERENCES

The section symbol shall be expressed as .................................. 'SS'